                                  EXHIBIT 1.2

May 27, 2003




Mr. Anthony J. Monteverdi
President
Flatbush Federal Savings &
Loan Association of Brooklyn
2146 Nostrand Avenue
Brooklyn, N.Y. 11210

Dear Mr. Monteverdi:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as conversion agent to Flatbush Federal Savings & Loan Association of Brooklyn (the "Bank") in connection with the Bank's proposed reorganization into mutual holding company form (the "Reorganization"). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES
-----------------

     In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

     I.   Consolidation of Accounts and Development of a Central File

     II.  Preparation of Proxy, Order and/or Request Forms

     III. Organization and Supervision of the Conversion Center

     IV.  Proxy Solicitation and Special Meeting Services

     V.   Subscription Services


Each of these services is further described in Appendix A to this agreement.

     For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $10,000.

Flatbush Federal Savings &
Loan Association of Brooklyn
May 27, 2003
Page 2


The fee set forth above is based upon the requirements of current regulations and the Plan of Reorganization as currently contemplated and an uncontested solicitation of proxies. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Reorganization, any opposition to the proxy solicitation by a third party or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

     All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Reorganization.

COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Reorganization is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; PROVIDED, HOWEVER, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

     As is customary, all costs and expenses associated with the Conversion Center will be borne by the Bank. In addition, all taxes however designated, arising from or based upon this agreement or the payments made to Sandler O'Neill pursuant hereto, including, but not limited to, any applicable sales, use, excise and similar taxes, shall be paid by the Bank as the same become due, and the Bank shall, upon request by Sandler O'Neill, pay the same either to Sandler O'Neill or to the appropriate taxing authority at any time during, or after the termination of, this Agreement; provided, however, that the Bank shall not be responsible for the payment of any state, federal, or local franchise or income taxes based upon the net income of Sandler O'Neill.

RELIANCE ON INFORMATION PROVIDED

     The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably

Flatbush Federal Savings &
Loan Association of Brooklyn
May 27, 2003
Page 3


require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan of Reorganization which require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

LIMITATIONS
-----------

     Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

     Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O'Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O'Neill has been advised of the likelihood of such loss or damage and regardless of form of action.

INDEMNIFICATION
---------------

     The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such

Flatbush Federal Savings &
Loan Association of Brooklyn
May 27, 2003
Page 4


person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O'Neill's willful misconduct, bad faith or gross negligence.

MISCELLANEOUS
-------------

     The following addresses shall be sufficient for written notices to each other:


       If to you:     Flatbush Federal Savings & Loan Association of Brooklyn
                      214 Nostrand Avenue Brooklyn, N.Y. 11210

                      Attention:   Mr. Anthony J. Monteverdi



       If to us:      Sandler O'Neill & Partners, L.P.
                      919 Third Avenue, 6th Floor New York, New York  10022

                      Attention:   Ms. Catherine A. Lawton


     The Agreement and appendix hereto constitute the entire Agreement between the parties with

Flatbush Federal Savings &
Loan Association of Brooklyn
May 27, 2003
Page 5



respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

Flatbush Federal Savings &
Loan Association of Brooklyn
May 27, 2003
Page 6



     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,



                                          Sandler O'Neill & Partners, L.P.
                                          By: Sandler O'Neill & Partners Corp.,
                                              the sole general partner




                                          By: /s/ William F. Hickey
                                              ---------------------------------
                                              William F. Hickey
                                              Vice President

Accepted and agreed to as of
the date first above written:


Flatbush Federal Savings & Loan Association of Brooklyn


By: /s/ Anthony J. Monteverdi
    ---------------------------------
    Mr. Anthony J. Monteverdi
    President

                                   APPENDIX A
                                   ----------

                      OUTLINE OF CONVERSION AGENT SERVICES
                      ------------------------------------

I.   Consolidation of Accounts
     1.   Consolidate files in accordance with regulatory guidelines.
     2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
     3.   Our EDP format will be provided to your data processing people.

II.  Proxy/Order Form/Request Card Preparation
     1.   Vote calculation.
     2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.
     3.   Target group identification for subscription offering.

III. Organization and Supervision of Conversion Center
     1. Advising on and supervising the physical organization of the conversion center, including materials requirements.
     2. Assist in the training of all Bank personnel who will be staffing the conversion center.
     3.   Establish reporting procedures.
     4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.  Special Meeting Services
     1.   Direct proxy solicitation if independent solicitor not used.
     2.   Proxy and ballot tabulation.
     3. Act as or support inspector of election (it being understood that Sandler O'Neill will not act as inspector of election in the case of a contested election).
     4.   Delete voting record date accounts closed prior to special meeting.
     5.   Produce final report of vote.

V.   Subscription Services

     1.   Produce list of depositors by state (Blue Sky report).
     2.   Production of subscription rights and research books.
     3.   Stock order form processing.
     4.   Acknowledgment letter to confirm receipt of stock order.
     5.   Daily reports and analysis.
     6. Proration calculation and share allocation in the event of an oversubscription.
     7.   Produce charter shareholder list.
     8.   Interface with Transfer Agent for Stock Certificate issuance.
     9.   Refund and interest calculations.
     10.  Confirmation letter to confirm purchase of stock.
     11.  Notification of full/partial rejection of orders.
     12.  Production of 1099/Debit tape.













                                      A - 2